UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

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FNBH BANCORP, INC.

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FNBH BANCORP, INC.
101 East Grand River
Howell, Michigan 48843
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 16, 2008
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FNBH Bancorp, Inc. (the “Corporation”), a Michigan corporation, will be held on April 16, 2008, at 7 p.m. at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, for the following purposes:
1.	To elect five (5) directors, four (4) to hold office for a three (3) year term and one (1) to hold office for a two (2) year term.

2.	To ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm for 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed March 3, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

NANCY MORGAN, Secretary

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, that all parties must sign the proxy form.
Dated: March 14, 2008

PROXY STATEMENT
VOTING AT THE MEETING
ELECTION OF DIRECTORS
INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES
CORPORATE GOVERNANCE AND BOARD MATTERS
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
DISCLOSURE OF FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK AWARDS VESTED
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OWNERSHIP OF COMMON STOCK
SHAREHOLDER PROPOSALS
OTHER BUSINESS

FNBH BANCORP, INC.
101 E. Grand River
Howell, Michigan 48843
PROXY STATEMENT
This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of FNBH Bancorp, Inc. (the “Corporation”), a Michigan corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 16, 2008, at 7 p.m., at the main office of First National Bank in Howell (the “Bank”), 101 East Grand River, Howell, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.
VOTING AT THE MEETING
This Proxy Statement has been mailed on or about March 14, 2008, to all holders of record of common stock of the Corporation as of the record date. Our Board of Directors has fixed the close of business on March 3, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. The Corporation has only one class of common stock, of which there are presently 3,045,517 shares outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Board.
If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all of the nominees named in the Proxy Statement, for the ratification of the appointment of our independent registered public accounting firm and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Chairman of the Board in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.
ELECTION OF DIRECTORS
Our Articles of Incorporation provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered three year terms of office. Five (5) persons have been nominated for election to the Board, four (4) to serve three (3) year terms expiring at the 2011 Annual Meeting of Shareholders and one (1) to serve a two (2) year term expiring at the 2010 Annual Meeting of Shareholders. The Board has nominated R. Michael Yost, Dona Scott Laskey, Athena Bacalis, and James R. McAuliffe to serve as directors for three (3) year terms. Each is an incumbent director previously elected by our shareholders. The Board has nominated Dagmar K. Moore to serve as a director for a two (2) year term. Ms. Moore was appointed as a director by the Board in January 2008.
Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the Corporation’s proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.
A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, the five individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast on this matter.

The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.
INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES
The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons have been engaged in the occupations stated below for more than five (5) years, unless noted.

			Director of
Name	Principal Occupation	Age	Corporation Since*

Nominees for Election as Directors For a Term Expiring in 2011
R. Michael Yost	Retired Director, MotorSports Programs, The Auto Club Group	59	1997
Dona Scott Laskey	Attorney	64	1973
Athena Bacalis	Real estate attorney, part owner & corporate counsel for Artisan Building Company	46	2001
James R. McAuliffe	President & CEO of the Corporation and the Bank since August 2007 Retired since 2001. From 1994 to 2001, served as President of Citizen’s Insurance Company	63	1998

Nominee for Election as Director For a Term Expiring in 2010

Dagmar K. Moore	Banking Consultant	64	2008

Directors Whose Terms Expire in 2009

Richard F. Hopper	Retired Partner, KPMG LLP	63	2003
Gary R. Boss	Part owner of Boss Brothers, a property investment company	65	1995
John M. Pfeffer	President of the CPA firm of Pfeffer, Hanniford & Palka CPAs PC	54	2007

Directors Whose Terms Expire in 2010

W. Rickard Scofield	Chairman of May & Scofield LLC, a manufacturer of automotive subassemblies	55	1992
Randolph E. Rudisill	Chairman & Director of American Compounding Specialties since July 2005, a contract manufacturer of thermoplastics Retired President of Asahi Thermofil, Inc., a manufacturer of thermoplastics	63	1997
Barbara Draper	Retired President & CEO of the Corporation and the Bank from April 2006 to March 2007 and from January 1993 to April 2004	61	1984

*	The Corporation was formed and organized in 1988; dates preceding 1988 reference status as a director of the Bank. All persons who are directors of the Corporation are also directors of the Bank.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Principles
Our Board of Directors is committed to sound and effective corporate governance practices. The Board has documented those practices in our recently adopted Corporate Governance Guidelines. These Guidelines address director qualifications, director responsibilities, committee composition, periodic performance evaluations, director compensation, stock ownership guidelines and other corporate governance matters. These Corporate Governance Guidelines are available on our website at www.fnbsite.com. To assist in its governance practices, the Board has established a number of standing committees, including an audit committee, compensation committee and a nominating and corporate governance committee. The charters of the audit committee, the compensation committee and the nominating and corporate governance committee are available on our website at www.fnbsite.com.
Code of Ethics for Senior Financial Officers
The Board has adopted a Code of Ethics for Senior Financial Officers, which includes the principal executive officer, principal financial officer and controller. This Code is posted on our website and can be obtained free of charge through the Corporation’s Corporate Secretary at 101 East Grand River, Howell, Michigan 48843. Any changes to or waivers of the Code for the Corporation’s CEO or senior financial officers will be disclosed on our website.
Determination of Independence of Board Members
The Corporation’s common stock is not listed on any national securities exchange or NASDAQ. Nevertheless, the Board has determined that each director, other than James R. McAuliffe and Barbara Draper, the Corporation’s current and former CEO, respectively, qualifies as an “Independent Director”, as such term is defined in Market Place Rules 4200(a) (15) of the National Association of Securities Dealers (the “NASD”). The Board has also determined that each member of the three (3) committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. Also, there are no family relationships between or among the directors, nominees or executive officers of the Corporation.
Meeting Attendance
Each director is expected to attend all meetings of the Board, applicable committee meetings, and the annual meeting of shareholders. Each director serving at that time, except for two directors, attended the 2007 annual shareholder meeting. During 2007, the Board held ten (10) meetings; each director (except Ms. Draper, who attended 50% of the meetings) attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.
Board Committees
The audit committee, which met on five (5) occasions in 2007, consists of directors Laskey, Scofield, Hopper, Rudisill and Pfeffer. The Board has determined that Mr. Hopper qualifies as the “Audit Committee Financial Expert”, as that term is defined in the rules established by the Securities and Exchange Commission. The primary purpose of this committee is to assist the Board in overseeing (1) the quality and integrity of the Corporation’s accounting, auditing and reporting practices, (2) the performance of the Corporation’s internal audit function and independent auditor, and (3) the Corporation’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.
The compensation committee, which consists of directors Rudisill, Scofield, Boss and Pfeffer, met six (6) times in 2007. This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to the Corporation’s executives and officers. Our compensation committee performs an annual review of our executive officers’ cash compensation, profit sharing and stock grants to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable executives at other banks. Approximately every three years an executive compensation study is completed by a third party. Our compensation committee’s most recent review occurred in March 2006, by Mercer Human Resource Consulting. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our President and Chief Executive Officer and our Senior Vice President of Human Resources. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our

President and Chief Executive Officer), the compensation committee typically considers the recommendations of our President and Chief Executive Officer.
The nominating and corporate governance committee, which consists of directors Boss, Yost, Scofield and Bacalis, met two (2) times in 2007. This committee is responsible for making recommendations on the qualifications and standards to serve on the Board, identifying board candidates and monitoring the Corporation’s corporate governance standards. The Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. In general, shareholders may nominate a person to serve as a director if they provide written notice to the Corporation not later than thirty days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulations 14A of the Exchange Act had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director.
The governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, the committee may use the services of such a firm in the future if it deems necessary or appropriate. The governance committee has not established specific, minimum qualifications for director nominees, nor has it adopted a process for identifying and evaluating nominees for directors. The committee has not received any recommended nominations from any shareholders in connection with the 2008 annual shareholder meeting. Four (4) of the nominees that are standing for election as directors at the 2008 annual meeting are incumbent directors, previously elected by our shareholders. The other nominee, Ms. Moore, a long standing banking consultant and well known by the Board and who as appointed in January 2008, was recommended by an existing board member.
Shareholder Communications with the Board
The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of the directors may send a letter addressed to the Company’s Corporate Secretary at 101 East Grand River, Howell, Michigan 48843. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. The services provided to the Company and our subsidiaries by BDO for 2007 and 2006 are described under the caption “Disclosure of Fees Paid to Our Independent Registered Public Accounting Firm.”
We are asking our shareholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of BDO to our shareholders for ratification as a matter of good corporate governance. Representatives of BDO are expected to be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this matter will be required for approval. All broker non-votes will not be treated as votes cast on this matter. Shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.
The Board of Directors recommends a vote FOR this proposal to ratify the appointment of BDO as the independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
To the Board of Directors of FNBH Bancorp, Inc.
We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2007.
We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the auditors the auditors’ independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

Dona Scott Laskey	Richard F. Hopper
Randolph E. Rudisill	W. Rickard Scofield
John Pfeffer
DISCLOSURE OF FEES PAID TO
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following sets forth the fees billed to the Corporation for the fiscal years ended December 31, 2007 and December 31, 2006 by BDO Seidman, LLP, the Corporation’s principal accounting firm:

	2007	2006

BDO Seidman, LLP
Audit Fees(1)	$285,015	$210,492
Audit Related	—	—
Tax Fees(2)	23,275	13,520
Other	—	—

Total	$308,290	$224,012

(1)	Audit fees also include fees for audit services related to compliance with Section 404 of the Sarbanes-Oxley Act regarding our internal control over financial reporting.

(2)	Consists primarily of tax consulting and tax return preparation.
The audit committee has established a pre-approval policy for audit, audit related and tax services that can be performed by the Corporation’s independent registered public accounting firm. Under the Audit Committee’s Pre-Approval Policy, the Audit Committee is required to approve, in advance of the services being rendered, any audit, audit related or tax services to be provided by the Corporation’s then independent registered public accounting firm. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Corporation has no paid employees. The Corporation’s subsidiary, First National Bank in Howell, employs all the officers and employees. Decisions on the compensation of the Bank’s executive officers are made by the Board of Directors upon recommendation from the Board’s Compensation Committee. This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides information regarding the manner and context in which compensation is awarded to and earned by our executive officers and perspective to the data presented in the tables and other quantitative information that follows this section.
Our compensation of executives is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. Our executives’ compensation has three primary components; salary, an annual profit sharing cash bonus incentive, and long-term compensation in the form of stock grant awards. In addition, we provide our executives with benefits that are generally available to our salaried employees. We believe that each of these elements of compensation is appropriate and required to meet the above-stated objectives.
Salaries. We fix the base salary of each of our executives at a level we believe enables us to hire and retain individuals in a competitive environment. We take into account the base salaries paid by similar organizations in the financial services industry and the base salaries of other private and public banks with which we believe we compete for talent. To this end, we subscribe to certain executive compensation surveys and review them periodically when making a crucial executive hiring decision and annually when we review executive compensation. Additionally, as described in more detail below, we have used the services of Mercer Human Resource Consulting, when hiring, reviewing and designing our executive compensation plans.
Annual Incentive Compensation. The Profit Sharing Bonus Incentive is paid based on the Bank’s earnings relative to a selected group of peer banks. Executives and employees participate in the same plan, with a tiered pay out schedule. Under the Plan, and as explained in more detail below, if the Bank’s return on assets is at the 50th percentile or above of the Bank’s peer group, executives earn from 15 to 40 percent of their base compensation. This incentive plan is designed to encourage executives to focus on achieving outstanding financial results for the Bank.
Long-Term Compensation. Stock grants are utilized to reward and incent long-term performance: these grants are intended to retain and reward key executives, produce significant value for each executive if the Bank’s performance is outstanding and if the executive has an extended tenure. These awards are made under the terms of our Long-Term Incentive Plan approved by our shareholders.
We view the three components of our executive compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the survey data referred to above and the Bank’s performance against peers. While we believe that salary and cash incentive bonuses are important to executives, stock grant awards are also a primary motivator in attracting and retaining executives.
Except as described below, our compensation committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award. The committee’s objective is to pay competitive total compensation to attract, motivate and retain the executive team.
We account for the equity compensation expense for our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Benchmarking of Base Compensation and Equity Holdings
No material changes were made to our compensation plans or programs in 2007.
In 2006 Mercer Human Resources Consulting conducted an Executive Compensation Study. The report compared our executive compensation with that of 15 comparably sized companies in the financial services industry in the north central region, including FirstBank Corp, LNB Bancorp, Inc., IBT Bancorp Inc, Dearborn Bancorp Inc, United Bancorp Inc, Fentura Financial, United Bancshares Inc, O.A.K. Financial Corp, Peoples State Bank, Tower Financial Corp, Croghan Bancshares Inc, Rurban Financial Corp, St Joseph Capital Corp, Community Central Bank Corp, National Bancshares Corp. Our compensation committee realizes that benchmarking the Company’s compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of the Company’s compensation practices is useful. No material changes were made to our compensation plans or programs as a result of the study.
Equity Compensation
We do not have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with our Compensation Committee (subject to ratification by the full Board of Directors), although, the Compensation Committee does consider the recommendations of its President and Chief Executive Officer in making awards to other executives. Stock grants were awarded to certain key employees in 2007 based on the prior year’s performance. The awards are intended to recognize executives for their contributions to the Bank’s success and allow the employee to participate in the Bank’s future. In 2007, the market value of the restricted stock grants, based upon the market value of the Company’s stock at the date of the grant, equaled 38% of the CEO’s base salary, 20% of the CFO’s base salary, 20% of the Senior Lender’s base salary, and 15% of the SVP of Human Resource’s base salary.
Cash Incentive Bonuses
Yearly cash incentive bonuses for our executives are established under the terms of the Profit Sharing Bonus Incentive Plan. Annually the Compensation Committee reviews and approves the profit sharing payout levels. The plan payout schedule is based on the Bank’s return on assets relative to a selected peer group of banks. At the executive and officer level, when the Bank’s performance is at the threshold 50th percentile of peers, the payout is 15% of their base salary; if performance is at the target 75th percentile, the payout is 33% of base salary; and at the superior 90th percentile, the payout is 40% of base salary, with a sliding scale between the threshold up to the superior ranking.
There was no payout under the Profit Sharing Plan for 2007. The Board of Directors established a discretionary bonus pool of dollars that covered all employees. Some executives received such bonus, as reflected in the Summary Compensation Table.
Other Benefits
Our executives are eligible to participate in all of our employee benefit plans, such as health insurance, group life and disability insurance and our 401 (k) plan, in each case on the same basis as our other employees. There were no special benefits or perquisites provided to any executive officer other than the CEO in 2007.

SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s “principal executive officer” (of which there were three during 2007), “principal financial officer” and three additional highest paid executive officers (our “named executive officers”) for the year ended December 31, 2007.

							Non-Equity
							Incentive Plan	All Other
Name & Principal Position	Year	Salary		Bonus		Stock Awards	Compensation	Compensation		Total
		($)		($)		($)(5)	($)	($)		($)
James R. McAuliffe	2007	103,677						38,895		142,331
President & Chief Executive Officer (1)

Steven T. Walsh	2007	98,558						69,885		168,142
Former President & Chief Executive Officer (2)

Barbara Draper Former President &	2006	209,345	(4)				62,509			271,854
Chief Executive Officer (3)	2007	88,025				110,973				198,998

Janice Trouba	2006	126,500		16,440	(7)	21,667	40,607	13,468	(6)	202,242
Senior Vice President	2007	137,000				25,279		14,527	(6)	193,246
& Chief Financial Officer

Violet Gintsis	2006	145,000		20,000			46,545	8,628		220,173
Senior Vice President &	2007	153,333						16,532		169,865
Loans (8)

Nancy Morgan Senior Vice President	2006	108,000				15,584	34,668	11,396	(9)	169,648
Human Resources	2007	118,000		14,160	(7)	16,179		12,409	(9)	160,748

(1)	Mr. McAuliffe was hired August 17, 2007, as President and CEO. Salary of $103,677 includes amounts deferred by Mr. McAuliffe under the terms of his deferred compensation agreement. Other compensation for Mr. McAuliffe includes reimbursement of social security benefits of $11,155 and $17,756 for housing and travel expenses. These amounts include tax gross-ups of $9,743.

(2)	Mr. Walsh was hired March 26, 2007, as President and CEO and resigned August 17, 2007. Other compensation for Mr. Walsh includes $63,462 paid as severance. Walsh’s severance included salary continuation for 3 months, medical insurance continuation for 6 months and relocation expenses.

(3)	Ms. Draper was President and CEO from January 1, 2007, thru March 23, 2007. Ms. Draper’s salary of $88,025 includes amounts deferred under the terms of her deferred compensation agreement.

(4)	Salary for Ms. Draper in 2006 includes $194,733 in compensation as President and CEO from April 28, 2006 through December 31, 2006; $7,850 in fees as a Director from January 1, 2006 through April 28, 2006 and $6,761 in variable compensation as a Director. Includes amounts deferred by Ms. Draper under the terms of her deferred compensation agreement.

(5)	Reflects amount of restricted stock grant awards recognized for reporting purposes in accordance with FAS 123R and the assumptions described in the Company’s audited financial statements and footnotes for the year ended December 31, 2007. The grant date fair value of stock awards during 2007 is included in the Grants of Plan Based Awards table below.

(6)	Employer contributions to the Bank’s 401(k) Plan were $12,770 in 2006 and $13,820 in 2007.

(7)	Discretionary bonus for 2007 in lieu of Profit Sharing.

(8)	Ms. Gintsis resigned as of December 14, 2007. All other compensation includes $15,333 contributed by the Bank to the Bank’s 401(k) Plan.

(9)	Employer contributions to the Bank’s 401(k) Plan were $10,800 in 2006 and $11,800 in 2007.

GRANTS OF PLAN BASED AWARDS
The following table reflects the grant of plan-based awards in 2007 to the Named Executive Officers.

					All Other Stock
		Estimated Future Payouts			Awards: Number of	Grant Date
		Under Non-Equity Incentive			Shares of Stock or	Fair Value of Stock
	Grant	Plan Awards(1)			Units	and Option Awards
Name	Date	Threshold	Target	Maximum	(#)	($)(2)

James R. McAuliffe	—	41,400	91,080	110,400	—	—

Steven T. Walsh	—	—	—	—	—	—

Barbara Draper	3/23/07	—	—	—	4,194	110,973

Janice B. Trouba	5/17/07	21,578	47,471	57,540	989	25,279

Violet Gintsis	5/17/07	—	—	—	1,134 (3)	28,985

Nancy Morgan	5/17/07	18,231	40,108	48,616	633	16,179

(1)	Reflects the amounts that may be earned by each Named Executive Officer under our Profit Sharing Bonus Incentive Plan for performance during 2007.

(2)	Grant date values are computed in accordance with FAS 123R.

(3)	The full equity award granted on May 17, 2007, was forfeited in connection with her termination of employment on December 14, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning equity awards held by our Named Executive Officers on December 31, 2007. None of our Named Executive Officers hold any options to acquire shares of our Corporation’s common stock.

Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock that have	or Units of Stock that
	not Vested	have not Vested
Name	(#)(1)	($)(2)
James R. McAuliffe	—	—

Steven T. Walsh	—	—

Barbara Draper	—	—

Janice B. Trouba	1,653	22,321

Violet Gintsis	—	—

Nancy Morgan	1,238	16,713

(1)	Shares granted vest rateably over a five year period on the first of each year following the grant date.

(2)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2007.
OPTION EXERCISES AND STOCK AWARDS VESTED
The following table provides information on the number of shares of stock vested during 2007 for our Named Executive Officers. No options are outstanding.

	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name & Principal Position	(#)	($) (1)

James R. McAuliffe	—	—

Steven T. Walsh	—	—

Barbara Draper	4,194	110,973

Janice B. Trouba	290	4,644

Violet Gintsis	—	—

Nancy Morgan	380	6,086

(1)	Reflects the aggregate value of the shares vested based upon the market value of our common stock on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION
The following table shows deferred compensation contributions, earnings, and withdrawals under nonqualified deferred compensation arrangements for our Named Executive Officers.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	($)(1)	($)	($)(2)	($)	($)(3)

James R. McAuliffe	41,591	—	51	—	41,642

Steven T. Walsh	—	—	—	—	—

Barbara Draper	67,767		26,175	35,776	521,746

Janice B. Trouba	2,381	—	748	—	13,897

Violet Gintsis	—	—	—	—	—

Nancy Morgan	3,196	—	1,430	—	28,161
The Bank’s non-qualified Supplemental Retirement Plan allows eligible executives to contribute to the Plan, pre-tax deferrals, up to 50% of base compensation and cash bonuses. Mr. McAuliffe elected to defer 40% of his compensation under the terms of his deferred compensation agreement.

(1)	Amounts in this column are deferred from the salary of the Named Executive Officers in the Summary Compensation Table.

(2)	Executive employees are given a choice of investing their account balance in individual securities, including equity and fixed income securities, mutual fund families approved by the board of directors, or some combination of both. Account earnings are calculated based on annual contributions and individual portfolio performance which provide an account balance for each participant. Account balances and earnings are reported individually to each participant on a quarterly basis.

(3)	Represents the cumulative balance of all contributions since SRP inception.
Management Continuity Agreements
The Board of Directors of the Corporation deems the service, experience and knowledge of Senior Vice Presidents, members of the senior staff, extremely valuable to the Corporation. The Bank wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation to secure the continued services of executives notwithstanding any change in control of the Corporation.
The Corporation considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board of Directors has authorized the execution of Management Continuity Agreements with Key Executives regarding their termination due to a Change in Control.
A Management Continuity Agreement has been entered into with Senior Vice President & CFO Janice Trouba and Senior Vice President and Named Executive Officer Nancy Morgan. In addition Casey Kondel and Robin Naudi, Senior Vice Presidents, have entered into Management Continuity Agreements. In connection with his appointment as President and CEO, Steve Walsh and the Corporation entered into a Management Continuity Agreement.
The Management Continuity Agreements provide that if there is a Change in Control of the Corporation and the Named Executive Officer is subsequently terminated (or the officer’s job duties or location is significantly altered) during the term of his or her agreement, the officer will be entitled to an amount payable in one lump sum. The amount will be equal to the Named Executive Officer’s base salary (meaning the highest annual salary during the three (3) calendar year period beginning two (2) years immediately prior to the year of the Change of Control). If executive has been employed by the Corporation less than the three year period, the average base shall be the highest annual salary during the lesser period. Named Executive Officer’s salary, other than the CEO, will be multiplied by 1, plus an amount equal to the average bonus (average bonus is the highest of the last three bonuses paid to the executive under the Corporations Profit Sharing Plan) multiplied by the same number. The CEO’s salary will be multiplied by 2.
Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability; (ii) by the Corporation for cause; or (iii) by the Named Executive Officer other than for good reason (collectively, a “Disqualifying Termination”). Named Executive Officers, other than the CEO, are to receive benefits for a period of 12 months after termination and must include medical and life insurance benefits identical to those in effect just before the change control. The CEO will receive benefits for 24 months.
In general the term “Cause” means (i) the willful commission of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or substantial injury to the business reputation of the Corporation; (ii) any act of fraud; (iii) willful failure to perform job duties; (iv) the order of a federal or state bank regulatory agency or a court requiring the termination of the Executive.
In general “Good Reason” means the occurrence of any one or more of the following without the Executive’s express written consent:
1.	Assignment of duties materially different from or inconsistent with the executive’s duties, responsibilities and status of the Executive’s position at any time during the six (6) month period prior to the Change of Control of the Corporation, or which result in a significant reduction in Executive’s authority and responsibility as an executive of the Corporation or a Subsidiary;
2.	A reduction in Executive’s base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive’s most recent incentive bonus potential prior to the Change of Control under the Corporation’s annual incentive plan, or any complementary or successor plan.
3.	Either (a) the Corporation requiring Executive to be based at a location in excess of twenty-five (25) miles from the location where Executive is currently based, or (b) any relocation of the Executive with the Executive’s express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to pay the Executive the amount of any loss realized in the sale of the Executive’s principal residence in connection with any such change of residence. Any gain realized upon the sale shall not offset the obligation to pay moving expenses, and the amounts payable under (b) shall be tax effected, all to the effect that the Executive shall incur no loss on an after tax basis.
4.	The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in the agreement.
5.	Any termination of Executive’s employment that is other than for Cause.
6.	Any termination of Executive’s employment, reduction in Executive’s compensation or benefits, or adverse change in location or duties, if such termination, reduction or adverse change occurs within six (6) months before a Change of Control, is in contemplation of a Change in Control, or is taken to avoid the effect of the Agreement should such action occur after such Change in Control.
7.	The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, retirement plan, health care, insurance, and paid vacations) that were provided immediately prior to the Change in Control, or with a package of fringe benefits that is substantially comparable in all material respects to such fringe benefits taken as a whole.
Accelerated Vesting of Equity Awards. Under the Long-Term Incentive Plan, upon a Change in Control, disability or retirement, any employee, including the Named Executive Officers, would be immediately vested in any outstanding awards that were unvested at the time of the Change in Control or death, disability or retirement.

Conditions to Receipt of Post-Employment Benefits. There are no material conditions or obligations applicable to the receipt of the post-employment benefits described herein other than standard confidentiality obligations that are applicable to all employees generally.
DIRECTOR COMPENSATION
The following table sets forth certain information regarding the compensation earned by or awarded to each nonemployee director who served on our Board in 2007. Directors who are Company employees are not compensated for their service as directors.

	Fees Earned or Paid in Cash		Stock Awards	Total
Name	($)(1)		($)(2)	($)
Bacalis, Athena	28,500		10,192	38,692
Boss, Gary	30,715	(3)		30,715
Draper, Barb	13,437	(4)		13,437
Hopper, Richard	27,033	(5)		27,033
Laskey, Dona Scott	30,733	(6)		30,733
McAuliffe, James	30,939	(7)		30,939
Pfeffer, John	13,000	(2)		13,000
Rudisill, Randy	44,497	(8)		44,497
Scofield, Rickard	35,000		11,444	46,444
Yost, Michael	26,000		8,394	34,394
TOTALS	279,854		30,030	309,884

(1)	Includes amounts deferred by directors under our Compensation Plan for Nonemployee Directors (the “Plan”).

(2)	Represents the dollar value of shares acquired on a current basis under the “Plan”.

(3)	For Mr. Boss, includes shares allocated on a deferred basis for 2007 of 1,393 shares. The aggregate number of shares allocated to Mr. Boss’ account at December 31, 2007 is 6,339 shares.

(4)	For Ms. Draper, includes shares allocated on a deferred basis for 2007 of 116 shares. The aggregate number of shares allocated to Ms. Draper’s account at December 31, 2007 is 534 shares. Ms. Draper’s director fees were terminated at the time of her election as our President and CEO and resumed after her retirement.

(5)	For Mr. Hopper, includes shares allocated on a deferred basis for 2007 of 1,230 shares. The aggregate number of shares allocated to Mr. Hopper’s account at December 31, 2007 is 3,992 shares.

(6)	For Ms. Laskey, includes shares allocated on a deferred basis for 2007 of 425 shares. The aggregate number of shares allocated to Ms. Laskey’s account at December 31, 2007 is 3,133 shares.

(7)	For Mr. McAuliffe, includes shares allocated on a deferred basis for 2007 of 1,321 shares. The aggregate number of shares allocated to Mr. McAuliffe’s account at December 31, 2007 is 9,046 shares. Mr. McAuliffe’s director fees were terminated at the time of his election as our President and CEO.

(8)	For Mr. Rudisill, includes shares allocated on a deferred basis for 2007 of 1,962 shares. The aggregate number of shares allocated to Mr. Rudisill’s account at December 31, 2007 is 9,747 shares.
Our directors, who also serve as directors of the Bank, are paid an annual retainer of $12,000, payable monthly. In addition, each director is paid $500 for each Board committee meeting attended. No fees are payable to directors who are also employees of the Bank. The Chairman of the Board is paid an additional annual retainer of $3,000, payable monthly, for his additional duties and responsibilities. Also, the Chairman of the Audit Committee, as well as that Committee’s Financial Expert, are each paid an additional annual retainer of $1,750, payable yearly for their respective additional duties and responsibilities. In addition to the annual retainer, nonemployee directors of the Corporation are paid a variable fee. The variable fee is calculated using the total fees paid to a director for services performed during the previous calendar year, multiplied by the percentage of base compensation payable to officers of the Bank for the preceding year under the Bank’s Incentive Bonus Plan.

Under the terms of the Compensation Plan for Nonemployee Directors, our nonemployee directors may select the manner in which he or she is paid their fixed fees (the retainer amounts and committee meeting fees), as well as his or her respective variable fees. Fixed fees may be paid (1) in cash, (2) in shares of our common stock, (3) to a deferred cash account, or (4) to a deferred stock account (payable only in shares of our common stock). Variable fees are payable only in shares of our common stock or to a deferred stock account.
COMPENSATION COMMITTEE REPORT
The primary purpose of the Compensation Committee of the Board of Directors is to assist the Board in discharging its responsibilities related to the compensation of the Corporation’s executive officers. Its responsibilities are more fully described in its Charter, which is available on the Corporation’s website.
Pursuant to a meeting of the Compensation Committee held on March 5, 2008, the Committee reports that it has reviewed and discussed the Corporation’s compensation discussion and analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that the compensation discussion and analysis be included in the Corporation’s Proxy Statement for the 2008 Annual Meeting of Shareholders.
Randolph E. Rudisill (Chairman)
W. Rickard Scofield
Gary R. Boss
John Pfeffer
RELATED PARTY TRANSACTIONS
Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectability or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and for loans in excess of $1,500,000, will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Pursuant to Section 16 of the Securities Exchange Act of 1934, the Corporation’s directors and executive officers, as well as any person holding more than 10% of its common stock, are required to report initial statements of ownership of the Corporation’s securities and changes in such ownership to the Securities and Exchange Commission. To our knowledge, and based solely upon its review of all required reports furnished to us, all the required reports were filed timely by such persons during 2007 other than (1) one late report filed by Mr. Kondel, who owned no stock of the Corporation at his date of hire and the filing was not completed until February 2008 and (2) one late Form 4 report filed by Ms. Draper, for shares granted to her in March 2008. The form was filed in April 2008.

OWNERSHIP OF COMMON STOCK
The following table sets forth certain information as of December 31, 2007, as to the Common Stock of the Corporation of any person who is a beneficial owner of more than five (5%) percent of the voting securities.

	Number of Shares	Percent of Class
Banc Funds Company, LLC. (1)	242,345	7.9%

(1)	Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008, by the Banc Funds Company, LLC and certain related entities, reporting sole voting and dispositive power as to 242,345 shares. The address of Banc Funds Company, LLC is 20 North Wacker Drive, Suite 330, Chicago, Illinois, 60606.
The following table sets forth certain information as of March 1, 2008, as to the Common Stock of the Corporation owned beneficially by each director, each Named Executive Officer in the Summary Compensation Table above, and by all directors and executive officers of the Corporation as a group.

	Number of Shares(1)		Percent of Class
Athena Bacalis	1,842		*
Gary R. Boss	3,000	(2)	*
Barbara Draper	18,870	(2) (3)	*
Richard F. Hopper	2,000	(2)	*
Dona Scott Laskey	46,000	(2)	2%
James R. McAuliffe	1,218	(2)	*
Dagmar K. Moore	1,000		*
Nancy Morgan	4,595		*
John M. Pfeffer	853		*
Randolph E. Rudisill	3,964	(2) (4)	*
Janice Trouba	2,194		*
W. Rickard Scofield	7,115		*
R. Michael Yost	3,436	(5)	*

All Executive Officers and Directors as a Group (13 persons)	96,087		3.16%

*	Represents less than one percent

(1)	This information is based upon the Corporation’s records as of March 1, 2008, and information supplied by the persons listed above. The number of shares stated in this column include shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.

(2)	The following directors are credited additional shares under the company’s Director’s deferred compensation plan. Those shares which are excluded from the amount shown above, are as follows: Gary Boss 6,339 shares; Barbara Draper 534 shares; Richard F. Hopper 3,991 shares; Dona Scott Laskey 3,133 shares, James R. McAuliffe 9,046 shares and Randolph E. Rudisill 9,747 shares.

(3)	Includes 1,644 shares held for the benefit of Ms. Draper’s children.

(4)	Includes 400 shares held as custodian for Mr. Rudisill’s minor child and grandchild.

(5)	Includes 54 shares held jointly with child.

SHAREHOLDER PROPOSALS
Shareholders who intend to submit a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Shareholders in 2009 may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than November 13, 2008. Proposals of shareholders should be addressed to the attention of Secretary, 101 East Grand River, Howell, Michigan, 48843. In addition, under the Company’s Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to the Company’s Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting. This requirement is separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy materials. For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2009 Annual Meeting of Shareholders, SEC rules permit management to vote proxies at it direction if we (1) receive notice of the proposal before the close of business on February 7, 2009, and advise shareholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on February 7, 2009.
OTHER BUSINESS
The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.
The Summary Annual Report of the Corporation for 2007 and the Form 10-K is included with this Proxy Statement. Copies of the reports will also be available for all shareholders attending the Annual Meeting.
Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.
BY ORDER OF THE BOARD OF DIRECTORS
Nancy Morgan
Secretary
March 14, 2008

ANNUAL MEETING OF SHAREHOLDERS OF
FNBH BANCORP INC
April 16, 2008
7:00 p.m.
101 East Grand River
3rd Floor Community Room
Howell, MI 48843
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION of four (4) Directors for a three (3) year term expiring in 2011 and ELECTION of one (1) Director for a two (2) year term expiring in 2010.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	R. MICHAEL YOST - Three year term DONA SCOTT LASKEY - Three year term
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	ATHENA BACALIS - Three year term JAMES R. McAULIFFE - Three year term
☐	FOR ALL EXCEPT (See instructions below)	¡	DAGMAR K. MOORE - Two year term

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the year 2008.	☐	☐	☐
Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FNBH BANCORP INC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoint(s) Harry E. Griffith, Athena Bacalis and Helen V.W. McGarry, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of FNBH Bancorp, Inc. held of record by the undersigned on March 3, 2008, at the annual meeting of the shareholders to be held on April 16, 2008, or any adjournment thereof.
(Continued and to be signed on the reverse side)